EXHIBIT 99.2

ITXC DISCONTINUES SERVICE TO A MAJOR CUSTOMER

February 21, 2003—Princeton, New Jersey—ITXC Corp. (NASDAQ: ITXC) announced today that it was unsuccessful in its recently reported efforts to restructure the obligations of a customer which, as of February 19, 2003, owed ITXC approximately $8.5 million. As a result, ITXC discontinued service to that customer early this morning. The ultimate collectibility of ITXC’s receivable, most of which is current, is uncertain at this time. ITXC anticipates charges against first quarter earnings in an as yet undetermined amount; however, fourth quarter 2002 results of operations are not impacted by this matter. ITXC has not yet determined the effect, if any, on the future guidance that ITXC gave earlier this week when it announced fourth quarter and year-end 2002 results. As of December 31, 2002, ITXC had approximately $95 million of cash, cash equivalents and marketable securities and had long-term debt of $172 thousand.

About ITXC:

ITXC Corp. is one of the world’s leading carriers based on minutes of international traffic carried. As a carriers’ carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including COTAS-Teledata in Bolivia, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile, one of the world’s largest mobile carriers. ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003.

For more information about ITXC, please visit www.itxc.com

Forward looking statements: ITXC has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC’s business, operations and financial condition. “Forward-looking statements” consist of all non-historical information, including the statements regarding the collectibility of a customer’s receivable balance and the impact of reported events on ITXC’s financial statements. In addition, the words “could”, “expects”, “anticipates”, “objective”, “plan”, “may affect”, “may depend”, “believes”, “estimates”, “projects” and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in the Company’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the difficulty of predicting the ramifications of the termination of service described in this press release; unanticipated technological difficulties; the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation; the creditworthiness of our customers; future transactions; and other considerations described as “Risk Factors” in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings by the Company with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

ITXC and ITXC.net are registered trademarks of ITXC Corp.